                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DART GROUP ANNOUNCES CLOSING OF SETTLEMENT WITH HERBERT H. HAFT

         LANDOVER, MD, February 5, 1998...Dart Group Corporation (Nasdaq: DARTA) announced today that it has consummated the closing under its settlement agreement with Herbert H. Haft that was executed on October 16, 1997 and approved at a hearing before the Delaware Chancery Court in November 1997 as fair, reasonable and adequate to the company and its stockholders.

         The consummation of the closing means that Mr. Haft's equity interests in, and management involvement with, the company and its subsidiaries comes to an end. The company repurchased all remaining equity interests of Mr. Haft in Dart Group and its two publicly traded majority owned subsidiaries, Trak Auto Corporation (Nasdaq: TRKA) and Crown Books Corporation (Nasdaq: CRWN) for cash. As part of the settlement, Mr. Haft has also agreed generally not to acquire stock of the company and its subsidiaries until October 16, 2007. In addition, Mr. Haft resigned from his position as a director and officer of the company and its subsidiaries. Richard B. Stone, who has been serving as acting chief executive officer of the company and its subsidiaries, is expected to become the chief executive officer.

         Consummation of the settlement with Mr. Haft also means that all litigation between Dart Group and members of the Haft family has been settled and will be dismissed, and the company will no longer be subject to the standstill imposed by the Delaware Chancery Court.

         As a result of the settlement closing, the only involvement of the Haft family in the ownership and management of the company and its subsidiaries is through the ownership by Ronald Haft of certain shares of class A non-voting stock and all of the outstanding class B voting stock of Dart Group, which shares are subject to a voting trust agreement, the voting trustee of which is Senator Stone. The company has the option to acquire all such shares from Ronald Haft, and it is the company's intention to do so later this month and thereby terminate the voting trust agreement. Simultaneously therewith, the company intends to make all class A non-voting shares held by the public, as well as all class B voting shares, a single class of voting common stock.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements, which statements involve risks and uncertainties. Investors are directed to the other risks discussed in documents filed by Dart Group Corporation with the Securities and Exchange Commission.

CONTACT:  Marina Ein, 202-223-2922, for the Dart Group.



                                        6